                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549

                                 AMENDMENT NO. 1
                                       ON
                                   FORM 8-K/A

                                 CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of the
                     Securities and Exchange Act of 1934

     Date of Report (Date of earliest event reported): October 1, 1996
                                                      -------------------

                    Commodore Environmental Services, Inc.
          ----------------------------------------------------------
            (Exact name of registrant as specified in its charter)

         Delaware                     0-10054              87-0275043
----------------------------       -------------        ------------------
(State or other jurisdiction        (Commission          (I.R.S. Employer
     of incorporation)              File Number)        Identification No.)

150 East 58th Street, Suite 3400
New York, New York                                            10155
----------------------------------------                    ----------
(Address of principal executive offices)                    (Zip Code)

Registrant's telephone number, including area code: (212) 308-5800
                                                   ----------------

Item 7. Financial Statements, Pro Forma Financial Statements and Exhibits.

        (a) Financial Statements of Business Acquired.

            ADVANCED SCIENCES, INC.

            In accordance with Item 7(a)(4), the financial statements of Advanced Sciences, Inc. are provided.

            A.S. ENVIRONMENTAL, INC.

            This Company had no operations through June 30, 1996.

        (b) Pro Forma Financial Information.

            In accordance with Item 7(b)(2), the pro forma financial information is provided.

                                  SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned thereunto duly authorized.

                                         COMMODORE ENVIRONMENTAL SERVICES, INC.


Date: November 26, 1996.                 By: /s/ ANDREW P. ODDI
                                             -------------------------------
                                             Andrew P. Oddi
                                             Chief Financial Officer

                     COMMODORE ENVIRONMENTAL SERVICES, INC.

                PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
                                   (UNAUDITED)





         The following unaudited condensed pro forma combined balance sheet at the year ended December 31, 1995 and September 30, 1995 and the nine months period ended September 30, 1996 and June 30, 1996 of Commodore Environmental Services, Inc. (Commodore) and Advanced Sciences, Inc. (ASI), respectively, assumes the acquisition of ASI by Commodore. It combines the historical balance sheets of Commodore and ASI. The business combination has been accounted for as a purchase of ASI giving effect to the acquisition of 100% of the outstanding common shares of ASI. The unaudited condensed pro forma financial statements also reflect the completion of the public offering of Commodore Applied Technologies, Inc. (Applied) as if it took place at the beginning of the period. The unaudited condensed pro forma combined balance sheet should be read in conjunction with the historical financial statements and related notes.

         The following unaudited condensed pro forma combined statements of operations for the years ended December 31, 1995 and September 30, 1995 and nine months ended September 30, 1996 and June 30, 1996 for Commodore and ASI, respectively, assumes the acquisition of ASI by Commodore as of the beginning of the individual fiscal years of the companies (January 1, 1995 for Commodore and October 1, 1994 for ASI) and nine months periods (January 1, 1996 for Commodore and October 1, 1995 for ASI) and completion of the public offering at the beginning of the fiscal year.

         The pro forma results of operations are not necessarily indicative of the results of operations that would actually have been obtained if the transactions had occurred as of the beginning of the year and nine month period. These statements should be read in conjunction with the historical financial statements and related notes.

                     COMMODORE ENVIRONMENTAL SERVICES, INC.
                             PROFORMA BALANCE SHEET
                    SEPTEMBER 30, 1995 AND DECEMBER 31, 1995
                             (AMOUNTS IN THOUSANDS)
                                   (UNAUDITED)

                                                                               Commodore
                                                                             Environmental
                                                               Advanced        Services,
                                                              Sciences, I         Inc.
                                                             -------------    ------------     Adjustments
                                                             September 30,    December 31,         and         Proforma
                                                                 1995            1995          Eliminations    Combined
                                                             -------------    ------------     ------------    --------

     ASSETS
Current assets:
     Cash                                                      $    116             86   (1)        (150)
                                                                                         (2)      30,568        30,620
     Receivables:
           Current portion related party note receivable                             7                               7
           Accounts receivable                                    9,407             40                           9,447
           Less allowance for loan loss                            (224)                                          (224)
           Inventory                                                                46                              46
     Prepaid expenses and other, net                                247             25                             272
     Income taxes receivable                                      1,363                                          1,363
     Restricted cash                                                             1,793                           1,793
                                                               --------          -----            ------        ------
                Total current assets                             10,909          1,997            30,418        43,324
                                                               --------          -----            ------        ------
Property and equipment                                            2,068          1,222   (1)       1,284         4,574
          Less accumulated amortization and depreciation          1,714            168                           1,882
                                                               --------          -----            ------        ------
          Net property and equipment                                354          1,054             1,284         2,692
                                                               --------          -----            ------        ------
Other assets:
     Investments in equity securities                                86                                             86
     Receivables                                                                   303                             303
     Intangible assets                                              465            539   (1)      11,685        12,689
     Non-performing assets                                                         912                             912
     Related party receivables                                                     125                             125
     Other                                                                         390                             390
                                                               --------          -----            ------        ------
          Total other assets                                        551          2,269            11,685        14,505
                                                               --------          -----            ------        ------
                Total assets                                   $ 11,814          5,320            43,387        60,521
                                                               ========          =====            ======        ======

                                                                                       Commodore
                                                                                      Environmental
                                                                     Advanced           Services,
                                                                   Sciences, Inc.          Inc.
                                                                   --------------     -------------    Adjustments
                                                                    September 30,      December 31,       and           Proforma
                                                                        1995               1995       Elimination       Combined
                                                                   --------------     ------------   -------------    ---------
    LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
     Accounts payable                                                $  4,258                670                         4,928
     Short-term debt                                                      236                                              236
     Accrued compensation                                               1,466                                            1,466
     Other accrued expenses                                               483                994                         1,477
     Current portion of long-term debt and capital lease
          obligation                                                       12                                               12
     Note payable to related party                                                         1,085   (3)    3,000          4,085
                                                                     --------             ------         ------         ------
          Total current liabilities                                     6,455              2,749          3,000         12,204
                                                                     --------             ------         ------         ------
Long-term debt and capital lease obligations, net of current
portion                                                                 6,295                                            6,295
Bonds payable                                                                              4,000                         4,000
                                                                     --------             ------         ------         ------
          Total liabilities                                            12,750              6,749          3,000         22,499
                                                                     --------             ------         ------         ------
Minority interest                                                                                  (1)     3936
                                                                                                   (2)    9,384
                                                                                                   (3)   (1,976)        11,344
                                                                     --------             ------         ------         ------
Stockholders' (deficit):
     Preferred stock (Commodore)                                                              45                            45
     Common stock (Commodore)                                                                568                           568

      Additional paid-in capital                                                          19,209   (2)   21,184
                                                                                                   (3)   (2,582)
                                                                                                   (1)    7,947        45,758
      Retained earnings                                                                  (21,226)  (3)    1,558       (19,668)
                                                                     --------             ------         ------         ------
      Common stock (Advanced Sciences, Inc.)                               35                      (1)      (35)             0
       (Accumulated deficit)                                             (280)                     (1)      280              0
       Unrealized losses on marketable equity securities                 (116)                     (1)      116              0
       Notes receivable from related parties                             (575)                     (1)      575              0
       Treasury stock                                                                        (25)                         (25)
                                                                     --------             ------         ------         ------
                 Total stockholders' (deficit)                           (936)            (1,429)        29,043         26,678
                                                                     --------             -------        ------         ------
                 Total liabilities and stockholders' deficit         $ 11,814              5,320         43,387         60,521
                                                                     ========             ======         ======         ======

                     COMMODORE ENVIRONMENTAL SERVICES, INC.
                        PROFORMA STATEMENT OF OPERATIONS
              YEARS ENDED SEPTEMBER 30, 1995 AND DECEMBER 31, 1995
                             (AMOUNTS IN THOUSANDS)
                                   (UNAUDITED)

                                                                      Commodore
                                                                     Environmental
                                                       Advanced        Services,
                                                    Sciences, Inc.        Inc.
                                                    --------------   -------------     Adjustments
                                                     September 30,    December 31,          and        Proforma
                                                         1995            1995          Eliminations    Combined
                                                     -------------    ------------     ------------    --------

REVENUES:
     Gross contract revenues                           $ 33,337                                         33,337
     Other                                                               1,044                           1,044
     Direct reimbursed costs                             (9,157)                                        (9,157)
                                                       --------         ------           ------        -------

          Net revenues                                   24,180          1,044                0         25,224
                                                       --------         ------           ------        -------

CONTRACT COSTS:
     Direct labor, fringe and overhead                   16,553                                         16,553
     Other direct costs                                   4,866                                          4,866
     General and administrative                           2,566          1,518                           4,084
                                                       --------         ------           ------        -------

          Total contract costs                           23,985          1,518                0         25,503
                                                       --------         ------           ------        -------

          Gross margin                                      195           (474)               0           (279)
                                                       --------         ------           ------        -------

INTEREST AND OTHER EXPENSES:
     Research and development                                           (1,990)                         (1,990)
     Loss on disposal of assets                            (701)                                          (701)
     Interest income                                                        45                              45
     Interest expense                                      (841)          (550)                         (1,391)
     Provision for uncollectible receivables and
          potential disallowances                          (417)                                          (417)
     Other                                                 (265)                                          (265)
                                                       --------         ------           ------        -------

          Total interest and other expenses              (2,224)        (2,495)               0         (4,719)
                                                       --------         ------           ------        -------

          Loss before income taxes and
               minority interest                         (2,029)        (2,969)                         (4,998)
                                                       --------         ------           ------        -------

INCOME TAX BENEFIT (EXPENSE)                                107                                            107
                                                       --------         ------           ------        -------

          Net loss before minority interest              (1,922)        (2,969)               0         (4,891)

          Minority interest                                                    (3)        1,558          1,558
                                                       --------         ------           ------        -------

          Net loss                                       (1,922)        (2,969)           1,558         (3,333)
                                                       ========         ======           ======        =======

LOSS PER COMMON SHARE                                                                                  $ (0.06)
                                                                                                       =======

WEIGHTED-AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING                                               56,212                          56,212
                                                                        ======                         =======

                     COMMODORE ENVIRONMENTAL SERVICES, INC.

           NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
                                   (UNAUDITED)

                       YEAR ENDED SEPTEMBER 30, 1995 (ASI)
                        AND DECEMBER 31, 1995 (COMMODORE)





         The pro forma combined financial statements have been prepared assuming the acquisition of Advanced Sciences, Inc., (ASI) by Commodore Environmental Services, Inc., (Commodore) as of the beginning of the individual fiscal years of the companies (January 1, 1995 for Commodore and October 1, 1994 for ASI) and the completion of the public offering of Applied's common stock at the beginning of the fiscal year.

         The pro forma combined statements include the financial statement balances for Commodore at December 31, 1995 and the year then ended and the financial statement balances for ASI at September 30, 1995 and for the year then ended.


                              PRO FORMA ADJUSTMENTS
                   (IN THOUSANDS EXCEPT PER SHARE OF AMOUNTS)

         (1) Exchange 900,000 shares at a price of $8.96 of Commodore Environmental Services, Inc., (Commodore) for all of the issued and outstanding common stock of Advanced Sciences, Inc.
                  (ASI). The purchase price of ASI included costs paid of $150 and was in excess of the historical book value of by $12,969, of which $11,685 has been reflected at intangible assets and $1,284 as plant and equipment.

         (2) Gives effect of the completion of the public stock offering where Commodore Applied Technologies, Inc. (Applied) a subsidiary issued 5,750,000 shares of common stock for $6.00 per share. Applied received net cash proceeds of approximately $30,568.

         (3) Gives effect of converting $3,000 of intercompany note receivable to investment of Applied and to adjust minority interest to actual.

                     COMMODORE ENVIRONMENTAL SERVICES, INC.
                             PROFORMA BALANCE SHEET
                       JUNE 30, 1996 AND SEPTEMBER 30,1996
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                                                     Commodore
                                                                   Advanced        Environmental
                                                                Sciences, Inc.     Services, Inc.
                                                              -----------------------------------        Eliminations
                                                                   June 30,        September 30,              and         Proforma
                                                                     1996               1996              Adjustments     Combined
                                                              --------------------------------------------------------------------
     ASSETS

Current assets:
     Cash                                                   $   182              2,276       (1)         (150)           2,308
     Receivables:
          Accounts receivable                                 9,462                 95                                   9,557
          Less allowance for loan loss                       (2,946)                                                    (2,946)
     Prepaid expenses and other, net                            538                158                                     696
     Temporary investments                                                      20,766                                  20,766
                                                             --------------------------                ------------------------

          Total current assets                                7,236             23,295                   (150)          30,381
                                                             --------------------------                ------------------------

Property and equipment                                        2,052              2,005       (1)        1,284            5,341
     Less accumulated amortization and depreciation          (1,791)              (258)                                 (2,049)
                                                             --------------------------                ------------------------

          Net property and equipment                            261              1,747                  1,284            3,292
                                                             --------------------------                ------------------------

Other assets:
     Other investments                                                             358                                     358
     Receivables                                                                 1,296                                   1,296
     Intangible assets                                                             539       (1)       11,685           12,224
     Non-performing assets                                                         912                                     912
     Restricted cash                                                             2,063                                   2,063
     Other                                                                         100                                     100
                                                             --------------------------                ------------------------

          Total other assets                                      0              5,268                 11,685           16,953
                                                             --------------------------                ------------------------

               Total assets                                 $ 7,497             30,310                 12,819           50,626
                                                             ==========================                ========================


                                                                                        Commodore
                                                                    Advanced          Environmental
                                                                 Sciences, Inc.       Services, Inc.
                                                                 -----------------------------------      Eliminations
                                                                    June 30,          September 30,           and          Proforma
                                                                      1996                 1996           Adjustments      Combined
                                                                 ------------------------------------------------------------------
     LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
     Accounts payable                                                $  2,941             1,385                               4,326
     Short-term debt                                                      308               219                                 527
     Accrued compensation                                               1,021                                                 1,021
     Other accrued expenses                                               384               994                               1,378
     Current portion of long-term debt and capital
          lease obligation                                                  7                                                     7
                                                                       -------------------------        ----------------------------

          Total current liabilities                                     4,661             2,598                   0           7,259
                                                                       -------------------------        ----------------------------

Long-term debt and capital lease obligations,
     net of current portion                                             7,591                                                 7,591
Bonds payable                                                                             4,000                               4,000
Line of credit                                                                            2,250                               2,250
                                                                       -------------------------        ----------------------------

          Total liabilities                                            12,252             8,848                   0          21,100
                                                                       -------------------------        ----------------------------

Minority interest                                                                         6,107    (2)        3,104           9,211
                                                                       -------------------------        ----------------------------

Stockholders' equity (deficit):
     Preferred stock (Commodore)                                                            579                                 579
     Common stock (Commodore)                                                                45                                  45
     Additional paid-in capital                                                          40,287    (2)       (3,092)
                                                                                                   (1)        6,208          43,403
     Retained earnings                                                                  (25,531)   (1)        1,844         (23,687)
     Common stock (Advanced Sciences, Inc.)                                35                      (1)          (35)              0
     (Accumulated deficit)                                             (4,613)                     (1)        4,613               0
     Treasury stock                                                      (177)              (25)   (1)          177             (25)
                                                                       -------------------------        ----------------------------

          Total stockholders' equity (deficit)                         (4,755)           15,355               9,715          20,315
                                                                       -------------------------        ----------------------------

               Total liabilities and stockholders' equity (deficit)  $  7,497            30,310              12,819          50,626
                                                                       =========================        ===========================

                     COMMODORE ENVIRONMENTAL SERVICES, INC.
                        PROFORMA STATEMENT OF OPERATIONS
             NINE MONTHS ENDED JUNE 30, 1996 AND SEPTEMBER 30, 1996
                            (AMOUNTS IN THOUSANDS)
                                 (UNAUDITED)


                                                                                   Commodore
                                                                Advanced         Environmental
                                                              Sciences, Inc.     Services, Inc.
                                                              ---------------------------------     Eliminations
                                                                 June 30,         September 30,          and              Proforma
                                                                   1996               1996           Adjustments          Combined
                                                              --------------------------------------------------------------------
REVENUES:
     Gross contract revenues                                    $ 20,411                 163                               20,574
     Direct reimbursed costs                                      (6,645)                                                  (6,645)
                                                                  ---------------------------        -----------------------------

          Net revenues                                            13,766                 163             0                 13,929
                                                                  ---------------------------        -----------------------------

CONTRACT COSTS:
     Direct labor, fringe and overhead                             8,397                                                    8,397
     Other direct costs                                            2,561                 149                                2,710
     General and administrative                                    2,355               2,384                                4,739
                                                                  ---------------------------        -----------------------------

          Total contract costs                                    13,313               2,533             0                 15,846
                                                                  ---------------------------        -----------------------------

          Gross margin                                               453              (2,370)            0                 (1,917)
                                                                  ---------------------------        -----------------------------

INTEREST AND OTHER EXPENSES:
     Research and development                                                         (2,139)                              (2,139)
     Interest income                                                                     296                                  296
     Interest expense                                               (447)               (394)                                (841)
     Provision for uncollectible receivables and
          potential disallowances                                 (3,428)                                                  (3,428)
     Other                                                          (436)                                                    (436)
                                                                  ---------------------------        -----------------------------

          Total interest and other expenses                       (4,311)             (2,237)            0                 (6,548)
                                                                  ---------------------------        -----------------------------

          Loss before tax and minority interest                   (3,858)             (4,607)            0                 (8,465)
                                                                  ---------------------------        -----------------------------

      Minority interest                                                                  302 (1)     1,844                  2,146
                                                                  ---------------------------        -----------------------------

          Net loss                                              $ (3,858)             (4,305)        1,844                 (6,319)
                                                                  ===========================        =============================

LOSS PER COMMON SHARE                                                                                      $                (0.11)
                                                                                                               ==================

WEIGHTED AVERAGE NUMBER OF
     COMMON SHARES OUTSTANDING                                                                                             56,262
                                                                                                               ==================

                     COMMODORE ENVIRONMENTAL SERVICES, INC.

           NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
                                   (UNAUDITED)

                      NINE MONTHS ENDED JUNE 30, 1996 (ASI)
                       AND SEPTEMBER 30, 1996 (COMMODORE)





         The pro forma combined financial statements have been prepared assuming the acquisition of Advanced Sciences, Inc., (ASI) by Commodore Environmental Services, Inc., (Commodore) as of the beginning of the individual fiscal periods of the companies (January 1, 1995 for Commodore and October 1, 1994 for ASI), and the completion of the public offering of Commodore Applied Technologies, Inc. as of January 1, 1995.

         The pro forma combined statements include the financial statement balances for Commodore at September 30, 1996 and the nine months then ended and the financial statement balances for ASI at June 30, 1996 and for the nine months then ended.


                              PRO FORMA ADJUSTMENTS
                     (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

         (1) Exchange 900,000 shares at a price of $8.96 of Commodore Environmental Services, Inc. (Commodore) for all of the issued and outstanding common stock of Advanced Sciences, Inc. (ASI). The purchase price of ASI included costs paid of $150 and was in excess of the historical book value of by $12,969, of which $11,685 has been reflected as intangible assets and $1,284 as plant and equipment.

         (2) Gives effect of minority interest share of applied at September 30, 1996.

                    ADVANCED SCIENCES, INC. AND SUBSIDIARIES

                       CONSOLIDATED FINANCIAL STATEMENTS

                        AND FINANCIAL STATEMENT SCHEDULE

             FOR THE YEARS ENDED SEPTEMBER 30, 1995, 1994 AND 1993

             TOGETHER WITH REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

                                      AND

                      FOR THE UNAUDITED NINE MONTHS ENDED

                             JUNE 30, 1996 AND 1995

                    Report of Independent Public Accountants



To the Board of Directors and Stockholders of Advanced Sciences, Inc.:

We have audited the accompanying consolidated balance sheets of ADVANCED SCIENCES, INC. (the Company) (a New Mexico corporation), and Subsidiaries as of September 30, 1995 and 1994, and the related consolidated statements of operations, stockholders' (deficit) equity and cash flows for each of the three years in the period ended September 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Advanced Sciences, Inc. and Subsidiaries as of September 30, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1995, in conformity with generally accepted accounting principles.


                                               ARTHUR ANDERSEN LLP


Albuquerque, New Mexico
  October 1, 1996

                     ADVANCED SCIENCES, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS


                                                                                                     September 30,
                                                                                           --------------------------------
                                                                      June 30, 1996            1995                1994
                                                                      -------------        ------------        ------------
                                                                       (Unaudited)
                                ASSETS
CURRENT ASSETS:
  Cash                                                                $    181,528         $    115,753        $    264,376
  Receivables, net                                                       6,516,039            9,183,227          11,642,970
  Prepaid expenses and other                                               538,384              246,592             588,374
  Income taxes receivable                                                        -            1,362,727                   -
  Deferred income taxes                                                          -                    -           1,153,778
                                                                      ------------         ------------        ------------
        Total current assets                                             7,235,951           10,908,299          13,649,498

PROPERTY AND EQUIPMENT, net                                                261,216              354,155           1,428,850

INVESTMENTS IN EQUITY SECURITIES, at market value                                -               85,800              67,800

GOODWILL AND OTHER INTANGIBLES, net                                              -              465,070           1,800,742
                                                                      ------------         ------------        ------------
        Total assets                                                  $  7,497,167         $ 11,813,324        $ 16,946,890
                                                                      ============         ============        ============

            LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY

CURRENT LIABILITIES:
  Accounts payable                                                    $  2,940,560         $  4,256,747        $  3,163,590
  Short-term debt                                                          307,742              236,264              86,138
  Accrued expenses:
    Compensation related                                                 1,021,559            1,466,215           1,958,698
    Other                                                                  384,187              482,958             724,784
  Income taxes payable                                                           -                    -              19,890
  Current portion of long-term debt and
    capital lease obligations                                                7,240               11,347             912,333
                                                                      ------------         ------------        ------------
        Total current liabilities                                        4,661,288            6,453,531           6,865,433

LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS,
  net of current portion                                                 7,591,028            6,295,410           9,107,077
                                                                      ------------         ------------        ------------
        Total liabilities                                               12,252,316           12,748,941          15,972,510
                                                                      ------------         ------------        ------------
COMMITMENTS AND CONTINGENCIES (Note 10)

STOCKHOLDERS' (DEFICIT) EQUITY:
  Common stock, no par value; 250,000 shares
    authorized and issued                                                   35,350               35,350              35,350
  (Accumulated deficit) retained earnings                               (4,613,399)            (279,637)          1,642,240
  Unrealized losses on marketable equity securities                              -             (116,330)           (128,210)
  Notes receivable from officers                                                 -             (575,000)           (575,000)
  Treasury stock, 13,700 shares at cost                                   (177,100)                   -                   -
                                                                      ------------         ------------        ------------
        Total stockholders' (deficit) equity                            (4,755,149)            (935,617)            974,380
                                                                      ------------         ------------        ------------
        Total liabilities and stockholders' (deficit) equity          $  7,497,167         $ 11,813,324        $ 16,946,890
                                                                      ============         ============        ============


         See accompanying notes to consolidated financial statements.

                    ADVANCED SCIENCES, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS



                                                      Nine Months Ended June 30,                Year Ended September 30,
                                                    -----------------------------   ----------------------------------------------
                                                        1996             1995           1995              1994             1993
                                                    ------------     ------------   ------------     ------------     ------------
                                                              (Unaudited)
REVENUES:
 Gross contract revenues                            $ 20,410,924     $ 25,833,717   $ 33,337,774     $ 40,018,783     $ 53,767,508
 Direct reimbursed costs                               6,645,476        7,846,834      9,157,212        7,467,893       13,838,919
                                                    ------------     ------------   ------------     ------------     ------------
  Net revenues                                        13,765,448       17,986,883     24,180,562       32,550,890       39,928,589
                                                    ------------     ------------   ------------     ------------     ------------
CONTRACT COSTS:
 Direct labor, fringe and overhead                     8,396,670       12,691,572     16,553,427       22,282,309       25,555,819
 Other direct costs                                    2,560,933        2,667,827      4,866,536        5,457,991        6,571,225
 General and administrative                            2,355,818        2,507,662      2,565,272        3,354,061        5,341,266
                                                    ------------     ------------   ------------     ------------     ------------
  Total contract costs                                13,313,421       17,867,061     23,985,235       31,094,361       37,468,310
                                                    ------------     ------------   ------------     ------------     ------------
  Gross margin                                           452,027          119,822        195,327        1,456,529        2,460,279
                                                    ------------     ------------   ------------     ------------     ------------
INTEREST AND OTHER EXPENSES:
 Interest expense, net                                   447,125          583,431        841,003          696,059          662,872
 Loss from disposal of net assets of subsidiary
  and write off of goodwill                              439,393                -        700,848                -                -
 Provision for uncollectible receivables and
  potential disallowances                              2,722,068          417,865        417,865        4,280,581                -
 Reserve for interest receivable from officer             74,070                -              -                -                -
 Loss on disposal of equity securities                   191,983                -              -                -                -
 Litigation settlement                                         -                -              -          400,000                -
 Other                                                   436,150          227,667        264,377          315,665          395,156
                                                    ------------     ------------   ------------     ------------     ------------
  Total interest and other expenses                    4,310,789        1,228,963      2,224,093        5,692,305        1,058,028
                                                    ------------     ------------   ------------     ------------     ------------
  Loss before income taxes                            (3,858,762)      (1,109,141)    (2,028,766)      (4,235,776)       1,402,251

INCOME TAX BENEFIT (EXPENSE)                                   -           56,867        106,889          762,608         (589,000)
                                                    ------------     ------------   ------------     ------------     ------------
   Net (loss) income                                $ (3,858,762)    $ (1,052,274)  $ (1,921,877)    $ (3,473,168)    $    813,251
                                                    ============     ============   ============     ============     ============

LOSS PER COMMON SHARE                               $     (15.59)    $      (4.21)  $      (7.69)    $     (13.89)    $       3.25
                                                    ============     ============   ============     ============     ============
WEIGHTED-AVERAGE NUMBER OF
 COMMON SHARES OUTSTANDING                               247,474          250,000        250,000          250,000          250,000
                                                    ============     ============   ============     ============     ============



         See accompanying notes to consolidated financial statements.

                    ADVANCED SCIENCES, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                                                            Unrealized
                                                                Retained   Losses/Gains    Notes
                                                                Earnings   on Marketable Receivable
                                                   Common    (Accumulated     Equity        from        Treasury
                                                   Stock        Deficit)    Securities    Officers        Stock          Total
                                                  -------    ------------  ------------- ----------     ---------    -----------
BALANCES, Year Ended September 30, 1992           $35,350     $ 4,302,157    $       -    $(575,000)    $       -    $ 3,762,507

  Net income                                            -         813,251            -            -             -        813,251
                                                  -------     -----------    ---------    ---------     ---------    -----------
BALANCES, Year Ended September 30, 1993            35,350       5,115,408            -     (575,000)            -      4,575,758

  Effect of change in accounting
    for investment in equity securities
    at October 1, 1993, net of income tax effect        -               -       (2,210)           -             -         (2,210)

         Net loss                                       -      (3,473,168)           -            -             -     (3,473,168)

  Unrealized loss on investment in equity
    securities, net of income tax effect                -               -     (126,000)           -             -       (126,000)
                                                  -------     -----------    ---------    ---------     ---------    -----------
BALANCES, Year Ended September 30, 1994            35,350       1,642,240     (128,210)    (575,000)            -        974,380

  Net loss                                              -      (1,921,877)           -            -             -     (1,921,877)

  Unrealized gain on investment in equity
    securities, net of income tax effect                -               -       11,880            -             -         11,880
                                                  -------     -----------    ---------    ---------     ---------    -----------
BALANCES, Year Ended September 30, 1995            35,350        (279,637)    (116,330)    (575,000)            -       (935,617)

  Acquisition of 6,250 shares of treasury stock
    in exchange for cash  (Unaudited)                   -               -            -            -       (75,000)       (75,000)

  Acquisition of 7,450 shares of treasury stock
    in exchange for officer note and interest
    receivable  (Unaudited)                             -               -            -      100,000      (102,100)        (2,100)

  Transfer of unrealized loss on investment in
    equity security from available-for-sale-
    category to trading category  (Unaudited)           -               -      116,330            -             -        116,330

  Reserve for officer note  (Unaudited)                 -        (475,000)           -      475,000             -              -

  Net loss (Unaudited)                                  -      (3,858,762)           -            -             -     (3,858,762)
                                                  -------     -----------    ---------    ---------     ---------    -----------
BALANCES, Nine months ended
   June 30, 1996  (Unaudited)                     $35,350     $(4,613,399)   $       -    $       -     $(177,100)   $(4,755,149)
                                                  =======     ===========    =========    =========     =========    ===========

         See accompanying notes to consolidated financial statements.

                   ADVANCED SCIENCES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS




                                                         Nine Months Ended June 30,            Year Ended September 30,
                                                         --------------------------    ------------------------------------------
                                                              1996          1995           1995            1994           1993
                                                         ------------   ------------   ------------   ------------   ------------
                                                                 (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss                                                $ (3,858,762)  $ (1,052,274)  $ (1,921,877)  $ (3,473,168)  $    813,251
 Adjustments to reconcile net loss to net cash
   (used) provided by operating activities:
   Depreciation and amortization                              124,825        205,252        425,950        248,704        200,770
   Provision for uncollectible receivables
     and potential disallowances                            2,796,138        417,865        341,771      4,280,581              -
   Contract adjustment to accounts payable                   (244,000)             -              -              -              -
   Loss (gain) on sale of assets and
     write off of goodwill                                    631,374              -        700,848         (1,235)             -
   Other                                                      (29,100)         9,923              -        196,373        (91,289)
   Changes in assets and liabilities:
     Receivables, net                                        (107,652)     1,305,638      2,114,976        759,687      8,622,893
     Income taxes, net                                      1,283,372       (266,074)    (1,382,617)      (115,028)      (237,203)
     Deferred income taxes                                          -         84,399      1,147,658       (894,565)             -
     Prepaid expenses and other                              (187,127)       165,920        350,286       (197,586)      (168,153)
     Accounts payable and other                            (1,516,843)      510,471       1,093,157        458,058     (8,201,673)
                                                         ------------   ------------   ------------   ------------   ------------
     Other accrued expenses                                   (98,771)      (324,905)      (460,451)      (672,837)       394,687
                                                         ------------   ------------   ------------   ------------   ------------
       Total adjustments                                    2,652,216      2,108,489      4,331,578      4,062,152        520,032
                                                         ------------   ------------   ------------   ------------   ------------
     Net cash (used) provided by operating activities      (1,206,546)     1,056,215      2,409,701        588,984      1,333,283
                                                         ------------   ------------   ------------   ------------   ------------
 CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchases of property and equipment                              -              -       (148,126)      (425,582)       (60,317)
   Cash surrendered in asset dispositions                           -              -         (7,295)             -              -
   Cash used for acquisitions                                       -              -             -        (600,000)             -
   Proceeds from sale of assets                                92,074         11,500             -          35,194              -
   Other                                                            -              -         (3,783)       (62,433)             -
                                                         ------------   ------------   ------------   ------------   ------------
     Net cash provided (used) by investing activities          92,074         11,500       (159,204)    (1,052,821)       (60,317)
                                                         ------------   ------------   ------------   ------------   ------------
 CASH FLOWS FROM FINANCING ACTIVITIES:

   Repayments on revolving line-of-credit                 (21,009,968)   (26,933,190)   (35,188,395)   (41,769,999)   (65,015,658)
   Borrowings on revolving line-of-credit                  22,433,464     25,696,050     33,395,262     42,290,473     63,973,662
   Repayment of debt and capital lease obligations             (8,888)      (199,728)      (605,987)      (460,945)      (154,265)
   Proceeds from issuance of debt                                   -              -              -        386,640          5,983
   Acquisition of treasury stock                              (75,000)             -              -              -              -
   Change in short-term debt                                 (159,361)       155,953              -              -              -
                                                         ------------   ------------   ------------   ------------   ------------
     Net cash provided (used) by financing activities       1,180,247     (1,280,915)    (2,399,120)       446,169     (1,190,278)
                                                         ------------   ------------   ------------   ------------   ------------
 NET INCREASE (DECREASE) IN CASH                               65,775       (213,200)      (148,623)       (17,668)        82,688

 CASH, at beginning of period                                 115,753        264,376        264,376        282,044        199,356
                                                         ------------   ------------   ------------   ------------   ------------
 CASH, at end of period                                  $    181,528   $     51,176   $    115,753   $    264,376   $    282,044
                                                         ============   ============   ============   ============   ============

         See accompanying notes to consolidated financial statements.

                   ADVANCED SCIENCES, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          FOR THE YEARS ENDED SEPTEMBER 30, 1995, 1994 AND 1993 AND

                    FOR THE (UNAUDITED) NINE MONTHS ENDED

                            JUNE 30, 1996 AND 1995




(1)      ORGANIZATION AND RISK FACTORS:

Advanced Sciences, Inc. (ASI), a New Mexico corporation, provides a full range of environmental and technical services, including identification, investigation, remediation and management of hazardous and mixed waste sites, to government agencies and private companies in the United States and abroad. ASI conducts a majority of its business with agencies of the U. S. Federal government and with prime contractors that serve the Federal government.
During fiscal year 1995 and for the nine months ended June 30, 1996, ASI had revenues from one government contract approximating 45% and 38% (unaudited) of total revenues, respectively. Certain Federal government contracts are typically funded in one year increments, and funding under these contracts is dependent on Federal budget authorization levels. The potential for reductions in the Federal budget heighten the possibility of funding cutbacks.

During fiscal years 1995 and 1994, ASI has experienced losses totaling approximately $5.4 million. The majority of these losses resulted from write offs of billed and unbilled receivables totaling approximately $4.7 million, from loss on sale of net assets of a non-core subsidiary totaling approximately $0.7 million (see Note 12) and from a one-time cost of $0.4 million in fiscal year 1994 to settle litigation (see Note 9). These losses have resulted in a stockholders' deficit balance of $0.9 million at September 30, 1995.

Unaudited results through June 30, 1996, indicate that ASI had incurred a net loss in excess of $3.8 million. ASI has now decided that it will no longer market surface cleaning technologies or participate in remedial construction contracts, areas which resulted in losses and write offs in excess of $3.1 million in the unaudited nine months ended June 30, 1996. The owners of ASI have sold all shares of ASI to a third party (see Note 14) and renegotiated its revolving bank line of credit (see Note 6). Management believes that these actions, along with refocusing its core business, will allow ASI to begin to return to profitable operations and reduce outstanding debt.

(2)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

         Basis of Accounting and Principles of Consolidation

The accompanying consolidated financial statements have been prepared on the accrual basis of accounting in accordance with generally accepted accounting principles for government contractors. All significant transactions and accounts between ASI and its consolidated subsidiaries have been eliminated in the accompanying consolidated financial statements.

         Cash

Only cash on hand or deposited in banks with original maturities of three months or less is included as cash on the consolidated balance sheets and consolidated statements of cash flows.

         Goodwill

The excess of the purchase price over the fair value of the net assets acquired by ASI (Goodwill) was amortized using the straight-line method over 15 years. Periodically, ASI assesses the performance, growth, market and competitive outlook of business to determine if there has been any permanent impairment.
As a result of this assessment, ASI recorded a write-down of goodwill of $1.2 million in fiscal 1995 in connection with the disposal of certain assets of a subsidiary. ASI also recorded a $0.4 million write off of the remaining goodwill during the unaudited nine months ended June 30, 1996 in connection with a change in ASI's strategic business focus (see Note 12).

In March 1995, the Financial Accounting Standards Board issued Statement of Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" (SFAS No. 121). The provisions of SFAS No. 121, which was adopted by ASI on October 1, 1996, did not have a significant effect on ASI's financial position or results of operations when adopted.

         Investments in Equity Securities

In 1994, ASI adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities"(SFAS No.
115). ASI's 60,000 unregistered shares of Transamerican Waste Industries, Inc., were accounted for as "available-for-sale" securities. The change in their market value was recorded directly to consolidated stockholders' (deficit) equity, net of tax. During the unaudited nine months ended June 30, 1996, these securities, which had an original cost of $282,000, were sold for cash of $89,500.

         Property and Equipment

Property and equipment are recorded at cost. Depreciation and amortization are provided over the estimated useful lives of the respective assets (three to ten years) utilizing the straight-line method. Repair and maintenance costs are expensed as incurred. Major betterments and replacements are capitalized.

         Contract Revenues

The major portion of ASI's revenues result from engineering and scientific services performed for the U.S. Government and prime contractors that serve the Federal Government under a variety of contracts, most of which provide for reimbursement of costs plus fixed fees. Revenue under cost-reimbursement contracts is recorded as costs are incurred and include estimated earned fees in the proportion that costs incurred to date bear to total estimated costs. Generally, revenues and fees on contracts are recognized and billed monthly as services are performed.

ASI provides for anticipated losses on contracts by a charge to income during the period such losses are first identified. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions, and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revisions are determined. On September 30, 1995, ASI recorded a $300,000 reduction of revenue and contract receivables to provide for anticipated losses on a remedial construction contract. By the substantial completion of this contract on June 30, 1996, this contract had incurred additional losses of $1.8 million (unaudited) due to changes in job performance and job conditions in fiscal 1996.

Contract costs, both direct and indirect, are subject to audit by the Defense Contract Audit Agency (DCAA). Management believes that appropriate allowances have been established to cover potential audit disallowance. Contract revenues have been recorded in amounts which are expected to be realized upon final settlement.

DCAA has audited ASI's costs through the fiscal year ended September 30, 1989 and preliminary DCAA audit reports have been issued for fiscal 1990 through 1993. An allowance for doubtful accounts and potential disallowances for fiscal years 1990 through 1995 has been established based upon the portion of billed and unbilled receivables that management believes may be uncollectable. ASI's management recorded an additional allowance for potential disallowances and other credits of $1.2 million during the unaudited nine months ended June 30, 1996. Management believes this allowance will provide ASI the basis to negotiate with Federal Government representatives to quickly settle both billed and unbilled receivables for cash in order to maximize cash flow in the short term.

         Income Taxes

ASI has adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". Deferred income taxes are provided based on the estimated future tax effects of differences between financial statement carrying amounts and the tax bases of existing assets and liabilities.

         (Loss) Income Per Common Share

(Loss) income per common share was computed by dividing net (loss) income by the weighted average number of shares of common stock outstanding during the period.

         Use of Estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Unadopted Accounting Pronouncement

In December 1991, the Financial Accounting Standards Board issued Statement No. 107, "Disclosures about Fair Value of Financial Instruments" (SFAS 107). SFAS 107 extends existing fair-value disclosure practices by requiring all entities to disclose the fair value of financial instruments, both assets and liabilities on and off the balance sheet, for which it is practicable to estimate fair value. If estimating fair value is not practicable, SFAS 107 requires disclosure of descriptive information pertinent to estimating the value of financial instrument. SFAS 107 is effective for financial statements issued for fiscal years ending after December 15, 1995. ASI has not yet adopted the provisions of SFAS 107, the adoption of which is not expected to have a significant impact on future disclosures.

         Reclassifications

Certain reclassifications have been made to the accompanying financial statements to conform presentations from year to year.

(3)      FOREIGN SUBSIDIARIES:

During fiscal years 1995 and 1994, ASI provided funding for the purpose of establishing and operating Advanced Sciences Integradas S.A. in Buenos Aires, Argentina (ASI Argentina), and Advanced Sciences Integrated Mexico, S.A. de C.V. in Mexico City, Mexico (ASI Mexico). ASI owned 100% and 49% of ASI Argentina and ASI Mexico, respectively. The investment in ASI Argentina represents primarily start-up costs. Because there have been no material operations in ASI Argentina, the full amount of the investment was reserved during 1994. ASI controls the operations of ASI Mexico and, accordingly, ASI Mexico is consolidated with ASI in the accompanying consolidated financial statements. During the unaudited nine months ended June 30, 1996, ASI acquired all shares of ASI Mexico which it had not previously owned from ASI's Chairman for his original cost of $50,000; such amount was offset against the note receivable from the Chairman.

(4)      RECEIVABLES:

Receivables consist of the following:

                                                                                 September 30,
                                                          June 30,         -----------------------------
                                                            1996               1995             1994
                                                         -------------     ------------     ------------
                                                         (Unaudited)
Contract Receivables:
  Amounts billed                                         $   9,277,267     $  8,155,091     $ 10,496,732
  Retainages                                                   162,321          107,953          726,815
  Unrecovered costs and estimated profits subject to
    future negotiation--not billed                              19,944          981,056        4,824,735
Expenses advanced to employees and officers                      3,076           15,292           67,135
Interest on notes receivable from related-parties
  (Note 8)                                                           -          148,336           96,902
                                                         -------------     ------------     ------------
                                                             9,462,608        9,407,728       16,212,319
Less:  Allowance for doubtful accounts and potential
       disallowances                                         2,946,569          224,501        4,569,349
                                                         -------------     ------------     ------------
                                                         $   6,516,039     $  9,183,227     $ 11,642,970
                                                         =============     ============     ============

The balances billed but not paid by customers pursuant to retainage provisions are due upon completion and acceptance of the contracts.

Unbilled receivables include current and prior year costs and fees billable upon certain specified events (including settlement of prior years' government audits.) All such amounts have been classified as current assets although certain amounts may not be collected within one year depending on when the conditions for collection are satisfied.

Substantially all of ASI's billed receivables are pledged to secure the line-of-credit described in Note 6.

(5)      PROPERTY AND EQUIPMENT:

Property and equipment, including assets acquired under capital lease obligations, consist of the following:

                                                                                 September 30,
                                                           June 30,       ------------------------------
                                                             1996            1995             1994
                                                         -------------    -------------    -------------
                                                         (Unaudited)
Equipment                                                $   1,034,141    $   1,037,435    $   1,961,255
Furniture and fixtures                                         551,541          564,147          579,471
Vehicles                                                        24,158           24,158           39,158
Software and other                                             442,165          442,165          434,615
                                                         -------------    -------------    -------------
                                                             2,052,005        2,067,905        3,014,499
Less:  accumulated depreciation and amortization             1,790,789        1,713,750        1,585,649
                                                         -------------    -------------    -------------
                                                         $     261,216    $     354,155    $   1,428,850
                                                         =============    =============    =============

(6)      DEBT AND CAPITAL LEASE OBLIGATIONS:

Debt and capital lease obligations consists of the following:

                                                                                 September 30,
                                                          June 30,        ------------------------------
                                                            1996             1995             1994
                                                         -------------    -------------    -------------
                                                         (Unaudited)
Revolving bank line-of-credit of $9,250,000 and
  $11,250,000 in 1996/1995 and 1994, respectively;
  interest payable monthly at prime rate plus 1%
  (9.25% at June 30, 1996 (unaudited) and 9.75% at
  September 30, 1995); due December 31, 1997; secured
  by certain accounts receivable and other assets not
  otherwise pledged (see Note 14).                       $   7,579,309    $   6,278,910    $   8,072,043

Note payable to individual (former president of
  Environmental Alternatives, Inc.); interest at 8%
  per annum; due April, 1999                                    -                -             1,250,137

Subordinated note payable to related party;
  interest at local bank index rate plus 2% (10.25% at
  June 30, 1996 (unaudited) and 9.75% at September 30,
  1995); due September 1996; unsecured                         200,000          200,000          200,000

Equipment and insurance contracts and other notes,
  primarily due within one year                                107,742           36,264          522,521

Capital lease obligations; net of imputed interest
  at rates ranging from 8% to 17%                               18,959           27,847           60,847
                                                         -------------    -------------    -------------
                                                             7,906,010        6,543,021       10,105,548

Less short-term debt                                           307,742          236,264           86,138

Less current portion of long-term debt and capital
  lease obligations                                              7,240           11,347          912,333
                                                         -------------    -------------    -------------
Long-term debt and capital lease obligations, net
  of current portion                                     $   7,591,028    $   6,295,410    $   9,107,077
                                                         =============    =============    =============


The borrowing base for the line of credit (LOC), as amended April, 1995, is limited to 85% of eligible (generally less than 90 days aged) billed Federal Government and commercial contract accounts receivable. The LOC requires ASI to meet certain financial covenants, the most restrictive of which are the maintenance of a tangible net worth of $3,500,000, a liabilities-to-tangible-net-worth ratio of no more than 3.75:1, a minimum-interest-coverage ratio of 1.5:1 and a ratio of consolidated operating cash flow to current maturities of 0.75:1 as of September 30, 1995. The LOC also contains certain covenants and restrictions including, without limitation, the following: (a) restricts the payment of dividends by ASI, (b) prohibits transactions with affiliates not at arm's length, (c) allows ASI to make only permitted investments, (d) restricts certain indebtedness, liens, and dispositions of property and (e) prohibits a change in control or a fundamental change in the business of ASI except under certain limited circumstances. This LOC further provides that certain limited events or occurrences that would or could reasonably be expected to have a material adverse effect on ASI's ability to repay the LOC or to perform its obligations under the LOC will constitute an event of default.

ASI was not in compliance with the terms and covenants of the LOC at September 30, 1995. During April 1996, ASI entered into an agreement with its banker whereby ASI was provided a $2.8 million uncollateralized facility through September 15, 1996, and all events of noncompliance were waived. The collateral for the credit line loan balance will continue to be accounts receivable and has been further collateralized by certain personal assets and personal guarantees of ASI's principal stockholder.

On September 23, 1996, ASI reached an agreement with its bank whereby the bank agreed, subject to certain conditions, (1) to release ASI's primary stockholders from their personal guarantees and terminate the bank's interest in various security interests in their property, (2) to the merger between ASI and CXI-ASI Acquisition Corp. (CXI-ASI) (see Note 14), and (3) to extend the term of the loan until September 30, 1997. The bank has also agreed to waive and forbear declaring a default by reason of ASI's successor (CXI-ASI) not complying with the financial ratios provided in the LOC through September 30, 1996. However, the bank reserves the right to declare a default pursuant to the LOC if mutually satisfactory ratios are not agreed to by December 15, 1996. The bank will expect said covenants to ensure that the financial condition of ASI's successor (CXI-ASI) will be no worse than that as of September 30, 1996. Commodore Applied Technologies, Inc., in return, will, among other items, guarantee $2,000,000 of ASI's LOC, which will be secured by a $500,000 cash deposit.

Maximum borrowings outstanding under the LOC were approximately $9,039,000 in 1995, $11,148,000 in 1994 and $10,682,900 in 1993. Weighted average outstanding borrowings on these lines were $7,014,300 in fiscal 1995, $7,987,900 in fiscal 1994 and $8,349,100 in fiscal 1993. Weighted average interest rates were 9.86% in fiscal 1995, 7.54% in fiscal 1994 and 7.00% in fiscal 1993.

Under the LOC, the bank provides cash management services to ASI. As ASI's checks are presented for payment, they are covered by draws from the LOC. ASI's cash receipts are applied directly to reduce the balance outstanding on the LOC through the use of a lockbox arrangement.

Future aggregate principal payments due on the short and long-term debt and capital lease obligations are as follows at September 30, 1995:

                1996                                      $    247,611
                1997                                         6,283,304
                1998                                             4,969
                1999                                             5,620
                2000                                             1,517
                                                          ------------
                                                          $  6,543,021
                                                          ============

(7)      INCOME TAXES:

The income tax (benefit) expense applicable to ASI's operations is as follows:

                                                            Federal           State            Total
                                                           ------------     ------------     ------------
Year ended September 30, 1995:
  Current                                                  $     -          $(1,419,763)     $(1,419,763)
  Deferred                                                      207,139       1,105,735        1,312,874
                                                           ------------     -----------      -----------
                                                           $    207,139     $  (314,028)     $  (106,889)
                                                           ============     ===========      ===========
Year ended September 30, 1994:
  Current                                                  $    230,810     $    21,600      $   252,410
  Deferred                                                    (980,040)         (34,978)      (1,015,018)
                                                           ------------     -----------      -----------
                                                           $  (749,230)     $   (13,378)     $  (762,608)
                                                           ============     ===========      ===========
Year ended September 30, 1993:
  Current                                                  $    490,000     $    80,000     $    570,000
  Deferred                                                       16,000           3,000           19,000
                                                           ------------     -----------     ------------
                                                           $    506,000     $    83,000     $    589,000
                                                           ============     ===========     ============

Because the Company is in a net operating loss carry forward position, there is no income tax benefit for the nine months ended June 30, 1996.

The components of the net deferred income tax asset as of September 30 are as follows:

                                                                                1995             1994
                                                                            ------------     ------------
Components of the current deferred taxes, net:
  Employee related accruals, primarily vacation                             $    175,004     $    199,359
  Reserve for uncollectable receivables and potential disallowances               92,047        1,509,083
  Litigation reserve                                                              22,208          160,000
  Foreign subsidiaries losses                                                    194,963          194,335
  Net operating loss carryforward                                                544,248             -
  Loss on disposal of net assets of subsidiary                                   287,348             -
  Employee related accruals, primarily health insurance                          (42,826)         (43,530)
                                                                            ------------     ------------
                                                                               1,272,992        2,019,247
  Less: Valuation allowance                                                   (1,272,992)        (865,469)
                                                                            ------------     ------------
                                                                                   -            1,153,778
                                                                            ------------     ------------
Components of the long-term deferred taxes, net:
  Unrealized losses on investments in equity securities                           80,231           85,474
  Other                                                                           (5,022)         (60,712)
                                                                            ------------     ------------
                                                                                  75,209           24,762

  Less:  Valuation allowance                                                     (75,209)         (24,762)
                                                                            ------------     ------------
                                                                                   -               -
                                                                            ------------     ------------
               Total                                                        $      -         $  1,153,778
                                                                            ============     ============

ASI conducts a periodic examination of its valuation allowance. Factors considered in the evaluation include recent and expected future earnings, and ASI's liquidity, and equity positions. Deferred tax assets can only be realized to the extent ASI can carry tax losses back to recover taxes paid in prior periods or generates taxable income in future periods. As of September 30, 1995 and June 30, 1996 (unaudited), ASI has established a valuation allowance for the entire balance of net deferred tax assets.

As of September 30, 1995, a Federal net operating loss carryforward of $1 million is available to offset future taxable income for the next fifteen years.

A reconciliation of the income tax (benefit) provision to the statutory Federal income tax rate is as follows at September 30:

                                                              1995             1994             1993
                                                           -----------      -----------      ------------
Tax benefit computed at statutory Federal tax rate of 34%  $  (690,000)     $(1,440,000)     $    476,800
State taxes, net of Federal tax effect                               -         (184,975)           54,800
Alternative minimum tax                                         71,000                -                 -
Meal and entertainment exclusion                                14,000            6,700            10,200
Nondeductible assessments                                        6,000           42,200            36,100
Nondeductible donations                                          2,000           89,000                 -
Tax-rate change                                                      -          (85,000)                -
Change in tax valuation allowance                              457,970          890,231                 -
Other                                                           32,141          (80,764)           11,100
                                                           -----------      -----------      ------------
                                                           $  (106,889)     $  (762,608)     $    589,000
                                                           ===========      ===========      ============



The Company is currently undergoing an audit by the Internal Revenue Service for fiscal years 1994 and 1995. The effect on taxable income or loss cannot be quantified as the audit is still in process. However, management does not believe that the results of this audit will have a material impact on these financial statements.

(8)      RELATED-PARTY TRANSACTIONS:

The notes receivable from officers include a $475,000 unsecured note receivable from the primary stockholder of ASI. The note bears interest at 8% and is due at various dates through June 1998. Interest receivable on the note, which was $146,236 and $78,776 as of September 30, 1995 and 1994, respectively, is included in Receivables (see Note 4). As part of the process of evaluating the potential sale of all of the common stock of ASI and subsequent merger with another company (see Note 14), ASI determined it would fully reserve the note receivable and related interest receivable from the primary stockholder as part of positioning for the sale during the unaudited nine months ended June 30, 1996.

A second note receivable for $100,000 included in notes receivable from officers arose when ASI loaned a corporate vice president the funds to buy 7,450 shares of ASI common stock from a third party. The note bore interest at 8% and was secured by the 7,450 shares. Interest receivable on the note, which was $2,106 and $18,126 as of September 30, 1995 and 1994, respectively, was included in Receivables (see Note 4). On June 1, 1996, the vice president returned the 7,450 shares of ASI common stock to ASI in full satisfaction of all amounts due under this note, including interest (unaudited).

During the unaudited nine months ended June 30, 1996, ASI repurchased 6,250 shares of its common stock from ASI's former President for $75,000.

On March 1, 1991, ASI entered into an agreement to lease its buildings and land used for ASI's administration and operations under an operating lease which has since been terminated, from a partnership in which ASI's Chairman was a limited partner. ASI paid rent expense of approximately $344,300 under this lease for the year ended September 30, 1993. On September 20, 1993, the Chairman sold his interest in the partnership owning the building.

ASI has a lease agreement with its Chairman under which ASI is allowed to use the Chairman's townhouse for business purposes. Rent paid for townhouse usage approximated $23,000 for each of the years ended September 30, 1995 and 1994 and $22,000 for the year ended September 30, 1993.

(9)      LITIGATION SETTLEMENT

During May 1995, ASI settled certain litigation commenced against ASI by a former employee. The litigation was settled for $325,000 cash and a non-interest bearing note for $75,000, which is due in eighteen monthly installments.

(10)     COMMITMENTS AND CONTINGENCIES:

ASI has various noncancellable operating lease agreements involving certain property and equipment at various operating locations. The lease periods range from one to ten years, with the majority being one-year premises leases with automatic renewals. Rent expense on long-term lease commitments approximated $1,707,000, $2,231,000 and $2,485,000 in 1995, 1994 and 1993, respectively.

During July 1996, ASI agreed to an early termination on its lease of its administration and operations building in Albuquerque and paid $80,000 to exit the lease December 1, 1996. The lease exit cost was expensed during the unaudited nine months ended June 30, 1996. ASI is currently negotiating with another party to lease space in Albuquerque.

Future minimum rental commitments on noncancellable operating leases (excluding the Albuquerque administration and operations building) with remaining terms of more than one year, including automatic renewals, are as follows at September 30, 1995:

                      1996                                      $    870,000
                      1997                                           492,000
                      1998                                           541,000
                      1999                                           291,000
                                                                ------------
                                                                $  2,194,000
                                                                ============

Noncancellable operating leases for certain premises include adjustments to minimum rents for increases in the Consumer Price Index, for increases in operating expenses and real estate taxes. The lease obligations for the buildings in Albuquerque, Arlington and Richland are offset by subleases totaling approximately $310,000 annually in fiscal 1995 and 1996 and $125,000 in fiscal 1997. The offsets are not reflected in the obligations above.

During fiscal years 1996 and 1995, ASI operated a minimum premium health benefit plan under which it partially self- insured individual employee health care claims. ASI's maximum liability for employees within the State of New Mexico under the insurance arrangement is limited to $65,000 per individual per year, up to a cumulative amount (approximately $1,000,000 for employees for fiscal year 1995) based on a fixed premium per covered individual. Claims in excess of ASI's maximum liability are insured by a health insurance carrier.
In accordance with the agreement between ASI and its health insurance administrator on the insurance coverage, ASI maintains a cash trust account to fund the cost of claims based on ASI's current estimated claims liability. The health insurance administrator manages this trust account for ASI and it is not reflected in the accompanying consolidated financial statements.

Several claims have been asserted against ASI in the ordinary course of business. Management believes, based on the advice of counsel, that such claims will not have a material adverse effect on the financial position or operating results of ASI.

(11)     BENEFIT PLAN:

ASI adopted a defined contribution retirement plan, as defined in section 401(k) of the Internal Revenue Code (IRC). The plan covers substantially all full-time employees. Covered employees are permitted to make tax-deferred contributions to the plan. Contributions by ASI are voluntary. ASI's contributions to the plan totaled $138,760, $205,305 and $217,556 in fiscal years 1995, 1994 and 1993, respectively. No contributions were made by ASI during the unaudited nine months ended June 30, 1996. ASI has no plans to terminate or suspend the Plan within the next year but may be required to merge this Plan with another pursuant to the sale of all of ASI's stock to a third party (see Note 14).

(12)     DISPOSAL OF NET ASSETS OF SUBSIDIARIES:

During fiscal year 1994, ASI acquired Environmental Alternatives, Inc. (EAI) for $600,000 cash and a note payable for $1,251,506 under the purchase method of accounting. EAI provided surface cleaning technologies to the nuclear, industrial and aerospace industries. The excess of the purchase price of $1,851,506 over the net assets acquired resulted in goodwill in the amount of $1,768,419 and certain other intangibles.

ASI's Board of Directors adopted a formal plan to dispose of the majority of the net assets of EAI effective September 30, 1995. The disposal of the net assets, which has been reflected in the accompanying consolidated financial statements for the fiscal year ended September 30, 1995 consists of the following:

Assets Disposed of:
   Current assets                            $     (38,052)
   Property, plant and equipment                  (965,453)
   Goodwill                                     (1,216,873)

Liabilities Disposed of:
   Accrued expenses                                419,506
   Note payable                                  1,029,971
   Capital lease obligations                       215,701
                                             -------------
Net Assets Disposed of                            (555,200)
Accrual For Settlement Costs                      (145,648)
                                             -------------
Loss From Disposal of Net Assets             $    (700,848)
                                             =============

At September 30, 1995 remaining EAI assets and liabilities are as follows:

Receivables retained by ASI, net              $    342,772
Goodwill retained by ASI, net                      465,070
Accounts payable retained by ASI                  (166,661)
Line-of-credit debt retained by ASI               (224,928)
Accrued settlement cost retained by ASI           (144,843)

Revenues from EAI in fiscal years 1995 and 1994 were less than 5% of consolidated total revenue for such periods. Except for the assets and liabilities retained by ASI in the settlement, all assets of EAI were removed from the consolidated balance sheet as of September 30, 1995.

During the past two years, ASI has acquired various environmental remediation contracts as a result of knowledge and expertise gained from operation of EAI. ASI continued to carry goodwill, with a balance of $465,070 at September 30, 1995, from the original acquisition of EAI representing ASI's estimate of the future value of contracts acquired as a result of the EAI acquisition. This goodwill was amortized over the future period estimated to be benefited, of 15 years. As part of the process of evaluating the potential sale of all of the common stock of ASI and subsequent merger with another company (see Note 14), ASI determined it would no longer market EAI advanced surface technologies. Accordingly the remaining goodwill of $0.4 million was written off as of June 30, 1996 (unaudited).

(13)       SUPPLEMENTARY INFORMATION RELATING TO STATEMENTS OF CASH FLOWS:

Supplementary information for the consolidated statements of cash flows is set forth below:

                                                June 30,                       September 30,
                                       ------------------------   ---------------------------------------
                                           1996          1995         1995          1994         1993
                                       ------------  ----------   ------------  ------------  -----------
                                        (Unaudited)  (Unaudited)
Cash paid (received) during the year
  for:

  Interest expense                     $    447,682  $  569,798   $    694,513  $    674,129  $   622,384
                                       ============  ==========   ============  ============  ===========
  Income taxes                         $ (1,283,372) $ (121,950)  $   (121,950) $    421,118  $   867,124
                                       ============  ==========   ============  ============  ===========
Change in market value of available-
  for-sale investment of $18,000 and
  ($213,685) recorded in equity, net
  of income tax effect of ($6,120)
  and $85,475 in 1995 and 1994,
  respectively                         $      -      $      -     $    (11,880) $    128,210  $    -
                                       ============  ==========   ============  ============  ===========
Treasury stock acquired through
  relief of debt and related interest  $    102,000  $      -     $        -    $        -    $    -
                                       ============  ==========   ============  ============  ===========
Equipment acquired under new capital
  lease obligations                    $      -      $   46,000   $     46,000  $     41,843  $    -
                                       ============  ==========   ============  ============  ===========
Short-term debt incurred for
  insurance premiums                   $    230,839  $   47,113   $     36,265  $     26,385  $
                                       ============  ==========   ============  ============  ===========


As discussed in Note 12, ASI disposed of certain assets of EAI during fiscal 1995 through a non-cash transaction.

(14)     SALE OF ASI:

On September 11, 1996, the stockholders of ASI agreed to exchange all outstanding shares of ASI for 450,000 shares of Commodore Applied Technologies, Inc. (Commodore). ASI would then be merged into CXI-ASI Acquisition Corp. (CXI-ASI), a wholly-owned subsidiary of Commodore. This transaction is intended to qualify as a tax-free reorganization pursuant to the Internal Revenue Code. This transaction, which was effective October 1, 1996, was subject to various conditions, including requiring the Chairman of ASI to enter into an employment agreement, escrowing of certain of the Commodore shares exchanged for the ASI shares for a period of eighteen months following closing to cover warranties and representations made by the selling stockholders of ASI, and ASI entering into a loan agreement acceptable to Commodore and CXI-ASI.